    As filed with the Securities and Exchange Commission on January 14, 2000
                           Registration No. 333-90637


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                         FORM S-3 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                           ACCUMED INTERNATIONAL, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                     DELAWARE                               36-4054899
            -------------------------------              -------------------
            (State or other jurisdiction of              (I.R.S. Employer
             incorporation or organization)              Identification no.)

                        920 N. FRANKLIN STREET, SUITE 402
                             CHICAGO, ILLINOIS 60610
                                 (312) 642-9200


       ------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                PAUL F. LAVALLEE
                             Chief Executive Officer
                           AccuMed International, Inc.
                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (312) 642-9200
            --------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                             JOYCE L. WALLACH, ESQ.
                           AccuMed International, Inc.
                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (312) 642-9200
                             Telecopy (312) 642-2985

         Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

         If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       CALCULATION OF REGISTRATION FEE(1)




                                                     PROPOSED              PROPOSED
                                                      MAXIMUM               MAXIMUM
   TITLE OF                                          AGGREGATE             AGGREGATE
SECURITIES TO BE             AMOUNT TO BE             PRICE                 OFFERING              REGISTRATION
   REGISTERED                 REGISTERED            PER SHARE(2)              PRICE                   FEE
--------------------------------------------------------------------------------------------------------------
Common Stock
  Underlying
  Convertible Note          250,000 shares           $   1.75                $437,500               $    122
==============================================================================================================
TOTAL                       250,000 shares           $   1.75                $437,500               $    122
--------------------------------------------------------------------------------------------------------------



(1) Fee was paid upon filing of the Registration Statement November 9, 1999.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $1.75 per share, the average of the high and low sales prices reported for the Common Stock on November 4, 1999.

PROSPECTUS

                                 250,000 SHARES
                           ACCUMED INTERNATIONAL, INC.
                                  COMMON STOCK




         This prospectus relates to sale of up to 250,000 shares of common stock of our common stock by Xillix Technologies Corp.



         Our common stock trades on the Nasdaq SmallCap Market under the symbol "ACMI." The last reported sale price was $2.63 on January 12, 2000.



         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 1.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE XILLIX MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         No underwriting commissions or discounts will be paid by AccuMed in connection with this offering.


         Our principal executive offices are located at 920 North Franklin Street, Suite 402, Chicago, Illinois 60610. Our telephone number is (312) 642-9200.



             This date of this prospectus is [_______________], 2000.

                                TABLE OF CONTENTS



                                                                                      Page
                                                                                      ----
Risk Factors ......................................................................     1
Forward Looking Statements ........................................................     6
About AccuMed .....................................................................     6
Use of Proceeds ...................................................................     9
Common Stock Market Price Data ....................................................     9
Selling Securityholder ............................................................    10
Certain Relationships and Transactions ............................................    10
Plan of Distribution ..............................................................    11
Legal Matters .....................................................................    13
Experts ...........................................................................    14
Where You Can Find More Information ...............................................    14



                        ---------------------------------





         The following are trade names and common law trademarks or registered trademarks of AccuMed: the "ACCUMED" logo and name, "ACCELL," "TRACCELL," "ACCUTECH," "ACCELL-SAVANT," "ONCOMETRICS," "SPECIFIND," "MACCELL," "MACROVISION," "RELATIONAL CYTOPATHOLOGY REVIEW GUIDE," "IMPROVING CYTOLOGY PROCESSES," and "AND YOU THOUGHT YOU'D SEEN IT ALL."

                                  RISK FACTORS


         You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the shares.


IF WE FAIL TO GENERATE REVENUES IN THE AMOUNTS WE HAVE PROJECTED, OR RECEIVE THOSE REVENUES LATER THAN WE HAVE PROJECTED, WE WILL NEED TO OBTAIN ADDITIONAL FINANCING TO FUND OUR OPERATIONS; IF WE ARE UNABLE TO OBTAIN THIS FINANCING WE MAY NEED TO DELAY OUR RESEARCH PROGRAMS AND SCALE BACK, OR EVEN CEASE, OUR OPERATIONS.



         We believe that our existing capital resources combined with accounts receivable and projected internally generated revenues will be sufficient to fund our operations during 2000. Our projected internally generated revenues include sales of our AcCell and AcCell-Savant products, and licensing fees from a joint venture we anticipate entering into during the first quarter of 2000. We anticipate that we need approximately $2,500,000 to fund our proposed operations during 2000.



         In addition, AccuMed has loaned Microsulis Corporation $400,000. If the proposed merger between AccuMed and Microsulis is not completed, Microsulis will be required to repay those funds on April 18, 2000. See "About AccuMed - Recent Development."



         If we need to seek additional financing, we may seek to raise funds through public or private financings, collaborative relationships or other arrangements. Presently, we do not have any commitments for additional funds. If we raise additional funds by selling common stock and/or securities convertible into common stock, AccuMed's then-existing stockholders may experience a substantial decrease in the value of their investment in our common stock.



WE EXPECT TO CONTINUE TO EXPERIENCE OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE, WHICH COULD CAUSE US TO CEASE OUR OPERATIONS.



         We have incurred significant net operating losses in each fiscal quarter since we have been in business. We expect to continue to experience losses until the time, if ever, when AccuMed is able to sell products sufficient to generate revenues adequate to support our operations. For the fiscal year ended December 31, 1998, and for the nine-month period ended September 30, 1999, AccuMed's net operating losses from continuing operations were approximately $10,359,755 million and $1,080,118 million, respectively. As of September 30, 1999, AccuMed had an accumulated deficit of approximately $55,508,038 million.



IF ACCUMED LIQUIDATES, THERE MAY BE INSUFFICIENT FUNDS FOR ANY DISTRIBUTION PAYMENT TO COMMON STOCK HOLDERS AFTER PAYMENT OF DEBT AND THE LIQUIDATION PREFERENCE OF PREFERRED STOCK HOLDERS.



         If AccuMed were to liquidate, proceeds from the sale of assets would be applied first to satisfy any of our outstanding indebtedness, including trade debt. At January 12, 2000, our only indebtedness, other than trade debt, is the selling securityholder's convertible note in the principal amount of CND$500,000 and a repayable contribution to our subsidiary in the amount of $187,000. The selling securityholder will need to convert its convertible note, at least in part, if it is to sell shares in this offering. Any proceeds remaining after full payment of all our indebtedness would be applied to pay the liquidation preference of our preferred stock outstanding at liquidation. The aggregate liquidation preference of our preferred stock outstanding at January 12, 2000 is $4,090,268.



IF WE ARE UNABLE TO GAIN MARKET ACCEPTANCE OF OUR PRODUCTS, WE MAY NEVER BECOME PROFITABLE AND MAY NEED TO CEASE OUR OPERATIONS.



         AccuMed has generated limited revenues from the sale of our products for use in connection with cervical cancer screening by clinical laboratories that screen or diagnose cell-based patient samples. To become profitable, we will need primarily to develop and market the AcCell and/or AcCell-Savant in markets requiring instruments that analyze cells or tissues objectively, like early lung cancer detection, among many others.



         We do not currently market the AcCell products actively. We are marketing and selling AcCell products on a limited basis in order to collect, analyze and document performance data of the products in several primary clinical cytology laboratory market segments. We are developing the prototype of the AcCell-Savant for clinical uses, as opposed to research use. We began marketing the AcCell-Savant research system in 1999. Through this marketing, we have achieved modest sales of the AcCell-Savant to academic and research laboratories which have entered into licensing agreements providing AccuMed a right to commercialize any intellectual property related to applications developed by those laboratories.



IF WE ARE UNABLE TO ENTER INTO ARRANGEMENTS TO COMBINE OUR TECHNOLOGY AND DISTRIBUTION EFFORTS WITH PARTNERS, WE MAY BE UNABLE TO GENERATE SALES NECESSARY ACHIEVE AND SUSTAIN PROFITABILITY, AND MAY BE NEED TO CEASE OUR OPERATIONS.



         We have refocused our technology and marketing approach to focus on early lung cancer detection and other clinical needs for our instruments and systems, as opposed to our prior focus on cervical cancer screening. In this new corporate development approach, we intend to establish partnerships with other technology and product distribution companies in these newly targeted markets. We may be unable to enter into and maintain these arrangements on acceptable terms, if ever. If we are able to enter into these types of arrangements, we will be dependent upon those partners to assist us in promoting market acceptance of and demand for these products in the newly targeted markets.



IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OUR ACCELL-SAVANT LUNG CANCER SCREENING PRODUCT AND OTHER IN-DEVELOPMENT ACCELL-SAVANT PRODUCTS, WE MAY NEVER ACHIEVE PROFITABILITY AND MAY NEED TO CEASE OUR OPERATIONS.



         We expect to need to undertake time-consuming and costly development and testing activities for the AcCell-Savant lung cancer screening product and other currently proposed new products for early disease detection, diagnosis or therapeutic monitoring. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of the AcCell-Savant and other currently proposed new products. These new products may not meet the requirements of the applicable market or achieve market acceptance.



IF WE ARE UNABLE TO MEET AND MAINTAIN REQUIREMENTS OF GOVERNMENTAL REGULATION WITH RESPECT TO

OUR ACCELL-SAVANT LUNG CANCER SCREENING PRODUCT AND OTHER IN-DEVELOPMENT ACCELL-SAVANT PRODUCTS, OUR SALES MARKET WILL BE EXTREMELY LIMITED, WE MAY NEVER ACHIEVE PROFITABILITY, AND MAY NEED TO CEASE OUR OPERATIONS.



         AccuMed's products and manufacturing processes are regulated by state and federal authorities, including the FDA and comparable authorities in certain states and other countries. We will be unable to sell the AcCell-Savant in the U.S., other than for research use and clinical use with restrictions, without FDA clearance. We are currently conducting research and development with respect to the AcCell-Savant and have not yet begun clinical trials.


         FDA authorization is based on a review of the product's safety and effectiveness for its intended uses. The process of obtaining marketing clearance from the FDA and other applicable regulatory authorities can be expensive, uncertain and time consuming, frequently requiring several years from the start of clinical trials or submission of data to the receipt of regulatory approval.

         Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain clearance by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ. Export sales of certain devices that have not received FDA marketing clearance generally are subject to both FDA certificate for product for export regulations and, in some cases, general U.S. export regulations. In order to obtain a FDA export permit, AccuMed may be required to provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located. We may be unable to obtain necessary foreign regulatory clearances and may incur significant costs in obtaining or maintaining any foreign regulatory clearances.


         Failure to comply with the applicable laws and regulatory requirements can result in, among other things, civil and criminal fines, product recalls, detentions, seizures, injunctions and criminal prosecutions.



IF WE FAIL TO MAINTAIN THE LISTING REQUIREMENTS, OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET WHICH WOULD LIMIT YOUR ABILITY TO SELL YOUR COMMON STOCK.


         If the common stock is not listed on Nasdaq, trading, if any, in the common stock would be conducted in the non-Nasdaq over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of AccuMed's common stock could be impaired. This might result in a reduction in the number of shares be bought and sold, as well as delays in the timing of transactions. It might also lead to reduction in security analyst coverage, and lower prices for the common stock than might otherwise be attained. Consequently, it might be more difficult for investors to dispose of, or to obtain accurate quotations as to the market value of our common stock.

         Delisting could also result in the common stock becoming characterized as a low-priced or "penny" stock. This could severely limit the market liquidity for the common stock as it would be subject to compliance with federal securities regulations that limit the ability of broker-dealers to sell low-priced stock. This could, in turn, impede the ability of stockholders to sell their common stock.

         Due to AccuMed's failure to meet the continued listing requirements of the Nasdaq National Market, Nasdaq moved trading of the common stock to the Nasdaq SmallCap Market on February 19, 1998, pursuant to a temporary exemption from the initial listing requirements. We met all of the requirements of Nasdaq to remove the temporary exemption and maintain trading of the common stock on the Nasdaq SmallCap Market, as long as AccuMed keeps on meeting Nasdaq's requirements for continued listing.



         In order to maintain listing on the Nasdaq SmallCap Market, AccuMed will have to maintain certain minimum financial and corporate governance requirements which generally requires:



-        net tangible assets of $2,000,000,



-        a public float of 500,000 shares with a market value of $1,000,000,



-        a $1.00 minimum bid price,



-        300 round lot stockholders, and



-        two market makers.



We cannot assure you that AccuMed will be able to maintain compliance for continued listing.



IF OUR COMMON STOCK PRICE REMAINS VOLATILE, YOU MAY HAVE DIFFICULTY IN EFFECTIVELY PLANNING WHEN TO SELL YOUR COMMON STOCK.


         The market price of our common stock, like that of many other medical products and high technology companies, has in the past been, and is likely in the future to continue to be, highly volatile. Factors effecting potential volatility including:

-        announcements of mergers, acquisitions or dispositions of assets;

-        fluctuations in operating results;

- announcements of technological innovations or new commercial products by us or our competitors;

-        announcements of private placements of securities;

-        operating losses;


-        economic and other external factors.


WE HAVE NEVER PAID, AND ARE NOT PLANNING TO PAY, DIVIDENDS.

         AccuMed has never paid cash or other dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.


THE BOARD OF DIRECTORS MAY AUTHORIZE ISSUANCE OF ADDITIONAL PREFERRED STOCK WHICH WOULD HAVE PREFERENCES OVER COMMON STOCK.



         We are seeking to raise additional capital to support our continued operations. This might be accomplished by the sale of preferred stock. AccuMed's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of AccuMed's common stock. AccuMed is currently authorized to issued a total of 5,000,000 shares of preferred stock. We currently have outstanding 908,946 shares of Series A Convertible Preferred Stock.



APPROXIMATELY 3,000,000 SHARES OF COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET UPON EXERCISE OR CONVERSION OF OPTIONS, WARRANTS AND PREFERRED STOCK, WHICH COULD DEPRESS THE MARKET VALUE OF YOUR COMMON STOCK.



         Sales of substantial amounts of common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for the common stock or the future ability of AccuMed to raise capital through an offering of equity securities. As of January 12, 2000, AccuMed has outstanding 5,515,526 shares of common stock which have been sold or are available for immediate sale in the public market pursuant to effective registration statements or exemptions from registration under the Securities Act, subject in the case of certain holders to the limitations applicable to affiliates pursuant to Rule 144 under the Securities Act. After this offering, the 250,000 shares offered may be resold immediately in the public market.



         As of January 12, 2000, AccuMed has effective registrations that will allow holders of options, warrants, and preferred stock to sell a total of 2,947,590 shares of common stock that they are entitled to acquire upon exercise of options and warrants and conversion of preferred stock as follows:


-        2,229,784 shares issuable upon exercise of outstanding warrants;

- 111,811 shares issuable upon exercise of options outstanding under the 1992 and 1995 option plans;


-        605,995 shares issuable upon conversion of outstanding preferred stock.


We also plan to register the resale of approximately 563,626 shares issuable upon exercise of options outstanding under our 1997 stock option plan.

                           FORWARD-LOOKING STATEMENTS




         This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "expects," "anticipates," "believe," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements may be found under the headings "Risk Factors," "About AccuMed," and "Use of Proceeds," among others. These statements describe our beliefs concerning the future based on currently available information.



         Our actual results could differ materially from those contained in the forward-looking statements due to a number of risks and uncertainties. Important factors that could cause our actual results to differ materially from our expectations expressed in the forward-looking statements are set forth under the heading "Risk Factors" and in other sections of this prospectus. You should read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.




                                  ABOUT ACCUMED



OUR BUSINESS



         We are developing and commercializing products for use by commercial laboratories that review and analyze patient samples containing cells and tissue sections from clinical specimens. Pap smears and other microscope slide-based cellular samples are examples of cell-based or "cytology" tests. Other diagnostic tests are based upon frozen tissue sections that are collected by surgeons performing biopsies of patients. These types of preparations are examples of tissue-based or "histology" tests. Another example of a series of histology tests are based upon assessing or measuring changes in the chemical composition of cells within tissue sections, such as "immunohistochemical" changes.



         Our products use our exclusively owned technology. AccuMed's primary focus is developing products that improve the quality of cell-based and tissue-based specimen analyses and increase productivity in the clinical diagnostic laboratory. The first products AccuMed developed are for review and analysis of both cervical and non-cervical conventional Pap smears. These products also work with other types of specimen preparation methods including one which produces a relatively uniform distribution of cells upon a glass microscope slide. That method is referred to as "liquid-based preparations."



         Our first product to aid pathologists and their technologists is the AcCell Cytopathology System, an automated slide handling and data management system embedded in a computer-aided microscope.



         Although the cervical Pap test is the largest volume diagnostic test based upon the analysis of human cells, the pathology laboratory routinely conducts other tests based on samples from numerous organs and areas of the body. AccuMed is developing products for these applications by combining our AcCell technology with other technology for use in analyzing these samples in a manner similar to that of qualitative and quantitative Pap tests.



         Early Lung Cancer Screening. We are developing a cell and sample analysis instrument, the AcCell-Savant, that could lead to a much more effective, sensitive, reliable, and commercially viable early lung cancer testing program. This could lead to diagnosing lung cancer at earlier stages when the disease is more curable.



         This cell analysis instrument facilitates the direct measurement of cellular changes (e.g., "MAC" or Malignancy-Associated Changes) associated with early disease development and progression. We believe these cellular tests could be performed, with the AcCell-Savant, more sensitively, accurately, and reproducibly than is possible with conventional methods. The instrument's cameras and light sensors, electro- mechanical precision, ability to focus selectively cell-by-cell and nucleus-by-nucleus on the most informative cell populations, image processing and analysis algorithms, and statistical calibration and classification methods gives the human experts in cell analysis the ability to analyze multiple lung cancer markers and probes simultaneously for improved sensitivity, specificity and positive predictive value. The human-machine interface allows the pathologist to consider, in suspicious cases, the objective, visual and subvisual AcCell-Savant data in their patient diagnostic reports.



         We conducted a two-year field study with the British Columbia Cancer Agency and a consortium of hospitals. The study included approximately 1,100 patient cases at high-risk for early lung cancer. Study results show that conventional sputum analyses have a poor sensitivity for early stage lung cancer detection though conventional methods can result in accurate diagnoses of lung cancer at late stages when no therapy can effectively improve the patient outcomes. This study also demonstrated that the AcCell-Savant approach can be several times more accurate in detecting lung cancer in its early, most curable stage, compared to conventional sputum testing.



         Our research and development efforts are geared toward developing the lung detection product to the point where we can conduct clinical trials required to apply for FDA clearance to market the product in the United States. We anticipate being ready to start clinical trials in 2001.



         Markets and Products. We sell our products to customers that operate principally in the clinical laboratory segments of the healthcare market. Currently, we are not actively marketing the AcCell as a stand-alone product. We are marketing the AcCell-Savant systems through one employee with a focus on the research and development markets. We have made modest sales of the AcCell-Savant to academic and research laboratories through licensing agreements which provide AccuMed the right to commercialize any intellectual property developed by the laboratories related to applications of the AcCell-Savant.



         In the United States, we are currently permitted to sell the AcCell-Savant for research use and clinical use with restrictions. To sell the AcCell-Savant in the United States for other purposes, we will need to obtain FDA clearance.

        We are exploring business arrangements with partners to combine AcCell-Savant and/or AcCell technology with the partner's intellectual property. These potential arrangements include supplies such as cancer-specific probes that "stain" cancer cells differently than cells that are within normal limits. In these arrangements, AccuMed would sell its instruments and systems for use in combination with the partner's intellectual property and products. We are also exploring business arrangements with partners that may further speed the commercialization of the early lung cancer screening test by bringing additional technology, prospective customers, distribution channels, and programmatic funding.



RECENT DEVELOPMENT - PROPOSED MERGER



         On December 23, 1999, AccuMed filed with the SEC a preliminary proxy statement-prospectus related to a merger with Microsulis Corporation. If the merger is completed, Microsulis will become a wholly-owned subsidiary of AccuMed. In the merger, AccuMed will issue to the Microsulis stockholders a minimum of 10,726,830 shares up to a maximum of 11,308,830 shares of common stock, and five-year warrants to purchase a minimum of 2,764,646 shares and up to a maximum of 3,014,646 shares of common stock at $6.75 per share.



         AccuMed will also grant stock options to purchase 1,040,000 shares of common stock at an exercise price of $2.50 per share to replace Microsulis stock options. We will also grant an aggregate of 240,000 stock options exercisable at $2.50 per share to the non-employee directors. We will also grant a total of 750,000 stock options to two executive officers exercisable at a minimum of $2.50 per share.



         As of January 12, 2000, Microsulis is indebted to AccuMed for loans in the principal amount of $400,000 and we have agreed to loan them up to a total of $650,000. If the merger is not completed, Microsulis will be required to repay the loans with interest on April 18, 2000.



         Microsulis markets, distributes a Microwave Endometrial Ablation (MEA) system for treatment of menorrhagia, a condition of excessive menstrual blood loss in women. MEA is a minimally invasive day-patient or out-patient procedure for the treatment of menorrhagia which can be performed in approximately three to five minutes under local anesthesia. The typical at-home recovery period is approximately two to three days.



         Microsulis has the exclusive right to distribute the MEA system in North America, Central America and South America pursuant to a 20-year license agreement with Microsulis PLC. Microsulis is presently marketing the MEA system for sale in Canada.



         We anticipate that the merger will be completed during the first quarter of 2000. Completion of the merger will require accomplishing several conditions. The most significant requirements are:



         - Both parties completing and being satisfied with the results of an investigation of the other party's business and financial condition.



         -        SEC clearance of the proxy statement-prospectus.

         - Approval of the merger by the stockholders of AccuMed and Microsulis.



                                 USE OF PROCEEDS

         AccuMed will not receive any proceeds from the sale of the shares by the selling securityholder. If the selling securityholder fully converts its convertible note into the shares, AccuMed will be relieved of the obligations to repay to the holder the CND$500,000 principal amount of the convertible note. Any resulting savings will be used by AccuMed for general corporate purposes, including research and development, and working capital. AccuMed has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $21,000.



                         COMMON STOCK MARKET PRICE DATA



         AccuMed's common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "ACMI." On January 12, 2000, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $2.63 per share. Effective May 21, 1998, AccuMed effected a one-for-six reverse stock split on the common stock. The tables below sets forth, for the periods indicated, the range of high and low sales prices for the common stock on the Nasdaq SmallCap Market on a post-reverse stock split basis. At January 12, 2000, there were approximately 5,500 beneficial owners of common stock.




                                          High                Low
                                         -----               ----
1998 FISCAL YEAR
 First Quarter                           13.88               3.75
 Second Quarter                           8.63               1.31
 Third Quarter                            2.06               0.56
 Fourth Quarter                           2.75               0.31

1999 FISCAL YEAR
 First Quarter                            1.91               0.59
 Second Quarter                           1.31               0.72
 Third Quarter                            1.22               0.47
 Fourth Quarter                           4.00               0.56

2000 FISCAL YEAR
 First Quarter (through January 12)       3.13               2.50

                             SELLING SECURITYHOLDER


         The following table sets forth information as of January 12, 2000 with respect to the beneficial ownership common stock by the selling securityholder, based on 5,515,526 shares outstanding. AccuMed believes that the selling stockholder has sole voting and investment power with respect to all shares of common stock listed as beneficially owned by it. The selling stockholder is deemed to be the beneficial holder of securities that it can acquire by upon the exercise of warrants and other securities convertible into common stock within 60 days following January 12, 2000. The beneficial owner's percentage ownership is determined by including shares underlying securities which are exercisable or convertible into common stock by the holder within 60 days following January 12, 2000 and excluding shares underlying securities held by any other person. The percentage of shares owned after this offering is calculated assuming that 5,765,526 shares of common stock will be outstanding, which includes the 5,515,526 shares outstanding on January 12, 2000, and an additional 250,000 shares underlying the selling securityholder's convertible note which would have to be converted in order to sell the shares. Shares listed as held by Xillix Technologies Corp. include the 250,000 shares underlying its convertible note.




                                                                           Shares to
                                      Shares Beneficially Owned            be Sold in           Shares Beneficially Owned
                                          Prior to Offering                 Offering                 After Offering
----                                 ----------------------------         -----------           -------------------------
NAME                                 Number               Percent                                 Number         Percent
                                     ------               -------                               --------         --------
Xillix Technologies Corp.           250,000                 4.3             250,000                 0               *


-----------------------

* Represents less than 1%.

         AccuMed has agreed to indemnify the selling securityholder and the selling securityholder has agreed to indemnify AccuMed against certain civil liabilities, including liabilities under the Securities Act. Except as noted under the caption "Certain Relationships and Transactions" below, the selling securityholder has not held any office or maintained any material relationship with AccuMed or any of its affiliates during the past three years.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Set forth below is certain information regarding certain relationships and transactions between the selling securityholder and AccuMed during the past three years.

         On October 15, 1996, AccuMed acquired a two-thirds equity interest in Oncometrics for aggregate consideration of $4.0 million in cash. Of the consideration, $2.0 million was paid to the selling securityholder and former parent corporation of Oncometrics for 1,000,000 shares of previously outstanding common stock of Oncometrics pursuant to a Share Purchase Agreement between AccuMed and the selling securityholder dated August 16, 1996. The remaining $2.0 million was paid to Oncometrics in consideration for 1,000,000 newly issued shares of Oncometrics Stock pursuant to a Subscription Agreement.


         Between October 15, 1996 and June 25, 1998, a Shareholders Agreement was in effect between AccuMed and the selling securityholder pertaining to, among other things, capital contributions and corporate governance of Oncometrics, and restrictions and procedures for transfer of Oncometrics Stock. As part of that agreement, the selling securityholder was entitled to nominate one member of the Oncometrics board of directors. Pierre Leduc, President and Chief Executive Officer of the selling securityholder, served as a director and Secretary of Oncometrics during the term of that agreement.

         On June 25, 1998, AccuMed paid a purchase price of CND$500,000 in cash and the CND$500,000 Floating Rate Convertible Note to acquire from the selling securityholder the remaining one-third interest in Oncometrics. Oncometrics then became a wholly-owned subsidiary of AccuMed. The convertible note bears interest a the rate of the Canadian Imperial Bank of Commerce prime rate plus 2%, or a default rate of prime plus 6%, payable quarterly in arrears. The convertible note is convertible into shares of common stock in whole or part any time on or after June 25, 1999 at a current conversion rate of US$1.43 per share.


                              PLAN OF DISTRIBUTION


         The selling securityholder may sell the shares:



-        in an underwritten offering or offerings,



-        through brokers and dealers,



- "at the market" to or through a market maker or in an existing trading market, on an exchange or otherwise, for shares,



- in other ways not involving market makers or established trading markets, including direct sales to purchasers, and



- to the extent not prohibited by applicable securities law, in ways other than pursuant to the distribution plan presented in this prospectus.



         The distribution of the shares may be effected:



-        from time to time,



- in one or more underwritten transactions at a fixed price or prices, which may be changed,



-        or at market prices prevailing at the time of sale,



-        at prices related to the prevailing market prices,



-        or at negotiated prices.

Any underwritten offering may be on a "best efforts" or a "firm commitment" basis.


         In connection with any underwritten offering, underwriters or agents may receive compensation from the selling securityholder for whom they may act as agents in the form of:



-        discounts,



-        concessions,



-        compensation in the form of discount,



-        concessions or commissions from the underwriters, and/or



-        commissions from the purchasers for whom they may act as agents.



         At any time a particular offer of the shares is made, if required, a prospectus supplement will be distributed that will set forth:



-        the name of the selling securityholder offering the shares,



-        the aggregate amount of these the shares being offered,



-        the terms of the offering,



-        the names or names of any underwriters, dealers or agents,



- any discounts, commissions and other items constituting compensation from the selling securityholder, and



- any discounts, commissions or concessions allowed or reallowed or paid to dealers.


A prospectus supplement and, if necessary, a post-effective amendments to the registration statement of which this prospectus forms as part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of those shares of common stock.


         The selling securityholder and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters. In this case, and any profit on the sale of shares of common stock by the selling securityholder and any discount, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.



         The sale of the shares by the selling securityholder may also be effect from time to time by selling securityholder directly to purchasers or to or through certain broker-dealers. Sales may be made through any broker-dealer, acting as agent or principal, pursuant to any of the methods described below. Such sales may be made:



-        on Nasdaq or other exchanges on which the common stock is then traded,



-        in the over-the-counter market,

-        in negotiated transactions,



-        or otherwise at prices and at terms then prevailing,



-        or at prices related to the then-current market prices,



-        or at prices otherwise negotiated.


         The shares may also be sold in one or more of the following transactions:


- a block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;



- purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;



-        a special offering,



- an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;



-        ordinary brokerage transactions; and



-        transactions in which a broker-dealer solicits purchasers.


         In effecting sales, broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling securityholder in amounts to be negotiated immediately prior to the sale that will not exceed the customary in the type of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.


         Participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the shares. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this prospectus.




                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon for AccuMed by our counsel, Joyce L. Wallach, Esq.

                                     EXPERTS

         The consolidated financial statements and schedules of AccuMed International, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years and the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering (File No. 333-90637). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "http://www.sec.gov." You can also inspect our SEC filings at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contractor other document of AccuMed, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

         In addition, the SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

         - Our annual report on Form 10-K for the year ended December 31, 1998, including exhibits.

         - Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999.

         - The description of our common stock and accompanying rights contained in amendment no. 1 to our registration statement on Form 8-A/A filed with the SEC on January 2, 1996.

         We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information we have incorporated by reference in this prospectus. You may request copies of this information, and we will provide it at no cost, by writing or telephoning us at:



        AccuMed International, Inc.
        920 North Franklin Street, Suite 402
        Chicago, Illinois 60610
        Attn:  Chief Executive Officer
        Telephone:  (312) 642-9200.

                           ACCUMED INTERNATIONAL, INC.




                                 250,000 Shares

                                  Common Stock





                                 ---------------



                                   Prospectus



                                 ---------------








                                 _________, 2000







YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OF SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by AccuMed in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).



SEC registration fee                              $   122
Printing and engraving expenses                   $ 5,500
Accounting fees and expenses                      $10,000
Legal fees and expenses                           $ 7,500
Blue Sky fees and expenses                        $   500
Miscellaneous                                     $   378

TOTAL                                             $24,000
                                                  =======


         None of these expenses will be paid by the selling securityholder pursuant to the terms of the agreement under which the shares of common stock to be sold hereby will be issued.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         AccuMed has provisions in its Certificate of Incorporation which eliminate the liability of AccuMed's directors to AccuMed and its stockholders for monetary damages to the fullest extent permissible under Delaware law and provisions which authorize AccuMed to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         AccuMed's Bylaws provide that AccuMed shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

         AccuMed's officers and directors are covered by a director's and officer's liability insurance policy maintained by AccuMed. Under the insurance policy, AccuMed is entitled to be reimbursed for indemnity payments that it is required or permitted to make to its directors and officers.

ITEM 16.  EXHIBITS

           The following exhibits are filed herewith:



EXHIBIT
NUMBER     DESCRIPTION
------     -----------
4.1        Certificate of Incorporation of the Registrant. (1)

4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized common stock. (2)

4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split. (3)

4.6        Specimen Certificate for common stock. (1)

4.7        Bylaws of the Registrant. (1)

4.8        Amendment No. 1 to Bylaws of the Registrant. (4)

4.9 Floating Rate Convertible Promissory Note dated June 26, 1998 made by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CND$500,000. (5)

5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby. (6)

23.1       Consent of Joyce L. Wallach, Esq., counsel to the Registrant,
           (contained in Exhibit 5.1).

23.2       Consent of KPMG LLP.

24.1 Powers of Attorney (contained in the signature page to the Registration Statement filed with the SEC on November 9, 1999).



------------------------

(1) Incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995.

(2) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the SEC on May 30, 1997.

(3) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the SEC on June 9, 1998.

(4) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997.

(5) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on November 9, 1999.


(6) Incorporated by reference to Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on December 8, 1999.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act") may be permitted to directors, officers and controlling persons of AccuMed pursuant to the foregoing provisions, or otherwise, AccuMed has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AccuMed of expenses incurred or paid by a director, officer or controlling person of AccuMed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AccuMed will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                          SIGNATURES




         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chicago, State of Illinois on January 14, 2000.


ACCUMED INTERNATIONAL, INC.




By:          /s/  Paul F. Lavallee,
     --------------------------------------
     Chairman, Chief Executive Officer and
     Principal Accounting Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Lavallee attorney-in-fact for the undersigned, with the power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents inc connection therewith, with the Securities and Exchange Commission, hereby certifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may lawfully do or causes to be done by virtue hereof.



Signature                           Title                                     Date
---------                           -----                                     ----
 /s/ Paul F. Lavallee               Chairman of the Board, and               January 14, 2000
------------------------------      Chief Executive Officer, and
(Paul F. Lavallee)                  Principal Accounting Officer
                                    (Principal Executive Officer and
                                    Principal Accounting Officer)


 /s/ Mark Banister*                 Director                                 January 14, 2000
------------------------------
(Mark Banister)

 /s/ Jack H. Halperin*              Director                                January 14, 2000
------------------------------
(Jack H. Halperin)


 /s/ Robert L. Priddy*              Director                                January 14, 2000
------------------------------
(Robert L. Priddy)


 /s/ Leonard M. Schiller*           Director                                January 14, 2000
------------------------------
(Leonard M. Schiller)


*By: /s/ Paul F. Lavallee
     -------------------------
     by power of attorney

INDEX TO EXHIBITS




EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
4.1          Certificate of Incorporation of the Registrant. (1)

4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized common stock. (2)

4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split. (3)

4.6          Specimen Certificate for common stock. (1)

4.7          Bylaws of the Registrant. (1)

4.8          Amendment No. 1 to Bylaws of the Registrant. (4)

4.9 Floating Rate Convertible Promissory Note dated June 26, 1998 made by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CND$500,000. (5)

5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby. (6)

23.1         Consent of Joyce L. Wallach, Esq., counsel to the Registrant,
             (contained in Exhibit 5.1).

23.2         Consent of KPMG LLP.

24.1 Powers of Attorney (contained in the signature page to the Registration Statement filed with SEC on November 9,1999).



------------------------

(1) Incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995.

(2) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the SEC on May 30, 1997.

(3) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the SEC on June 9, 1998.

(4) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997.

(5) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on November 9, 1999.


(6) Incorporated by reference to Pre-effective Amendment No. 2 to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on December 8, 2000.